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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                                November 27, 2001


                          EasyLink Services Corporation
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             (Exact name of registrant as specified in its charter)


          Delaware                      000-26371                13-3787073
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
       incorporation)                                        Identification No.)


                         399 Thornall Street, 6th Floor
                                Edison, NJ 08837
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                    (Address of principal executive offices)



Registrant's telephone number, including area code      (732) 906-2000



                                       N/A
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           Former Name or Former Address, if Changed Since Last Report



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ITEM 5.  OTHER EVENTS


Completion of Financing and Debt Restructuring

         On November 27, 2001, EasyLink Services Corporation (the "Company" or "EasyLink") completed its previously announced restructuring of approximately $63 million of debt and lease obligations and a related financing in the amount of approximately $10 million.

         Under the terms of the debt restructuring, the Company exchanged an aggregate of approximately $63 million of debt and equipment lease obligations for an aggregate of approximately $20 million of restructure notes and obligations due in installments commencing June 2003 through June 2006, 19.7 million shares of Class A Common Stock and warrants to purchase 18.0 million shares of Class A Common Stock. In addition, the Company purchased certain leased equipment for an aggregate purchase price of up to $3.5 million.

         $5.875 million of the financing was represented by the investment of cash in exchange for a number of shares of Class A common stock based on the average of the closing prices of EasyLink's Class A common stock for the 10 consecutive trading days prior to the closing. If the average of the closing prices of EasyLink's Class A common stock for the 10 consecutive trading days prior to January 2, 2002 is less than $1.60 per share, then EasyLink will issue additional shares to the purchasers such that the shares issued at the closing plus the shares issued pursuant to any adjustment on January 2, 2001 is 14,687,500 shares of Class A common stock. Approximately $1.3 million of this financing is represented by the investment of cash in exchange for senior convertible notes that are convertible into approximately 5.2 million shares of Class A common stock. Approximately $3.0 million of this financing is represented by the exchange of $1.4 million of cash equipment purchase obligations held by lessors and $1.6 million of other cash obligations held by AT&T for an aggregate of 8.2 million shares of Class A common stock.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

None


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 30, 2001


                                        EASYLINK SERVICES CORPORATION


                                        By  /s/ Thomas Murawski
                                            ------------------------------------
                                        Thomas Murawski, Chief Executive Officer